Exhibit 99.1

Gaming and Leisure Properties Expands Board With Appointment of Earl Shanks

Wyomissing, PA. - March 8, 2017- Gaming and Leisure Properties, Inc. (NASDAQ:GLPI) (“GLPI” or the “Company”) today announced that it has appointed Earl Shanks to its Board of Directors, (“Board”) as an independent director. The appointment is effective immediately, and he will stand for election to the Board at the 2017 annual meeting of shareholders. Mr. Shanks has been selected by the Board to fill the seat vacated by Wes Edens during the fourth quarter of 2016.

“We are excited to welcome Earl to our Board, as he is a highly experienced business executive with extensive expertise in corporate finance and we believe he will bring a valuable perspective to GLPI,” commented Peter M. Carlino, Chairman and Chief Executive Officer of Gaming and Leisure Properties. “We look forward to working with Earl as we continue to grow our Company and maximize shareholder value.”

Mr. Shanks has served as Chief Financial Officer of Essendant Inc., a leading supplier of workplace essentials, since November 2015. Previously, Mr. Shanks served as the Chief Financial Officer at Convergys Corporation from 2003 until 2012. Prior to that, Mr. Shanks held various financial leadership roles with NCR Corporation, ultimately serving as the Chief Financial Officer, where he oversaw treasury, finance, real estate, tax, and six business unit finance teams. Additionally, Mr. Shanks has served as a director of Verint Systems Inc. since July 2012.

About Gaming and Leisure Properties
GLPI is primarily engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI elected to be taxed as a real estate investment trust ("REIT") for United States federal income tax purposes commencing with the 2014 taxable year and is the first publicly traded triple-net lease REIT focused on gaming.

Contact
Investor Relations

Kara Smith
T: 646-277-1211
Email: Kara.Smith@icrinc.com

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com